Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in Amendment No. 1 to the Registration Statement on Form SB-2 of Minrad International, Inc. of our report dated March 6, 2006, with respect to the consolidated balance sheets of Minrad International, Inc. and Subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, changes in shareholders’ equity (deficit), and cash flows for the years ended December 31, 2005 and September 30, 2004 and the three-month period ended December 31, 2004. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

Buffalo, New York

May 4, 2006